Exhibit 3.2

STATEMENT WITH RESPECT TO SHARES OF THE

0.125% SERIES B CUMULATIVE PERPETUAL PREFERRED STOCK

WITHOUT PAR VALUE

OF

UGI CORPORATION

UGI Corporation, a corporation organized and existing under the laws of the Commonwealth of Pennsylvania (the “Corporation”), in accordance with the provisions of Section 1522 of the Business Corporation Law of the Commonwealth of Pennsylvania (“PBCL”), DOES HEREBY CERTIFY:

That, the Amended and Restated Articles of Incorporation of the Corporation, as amended, as filed with the Secretary of the Commonwealth of Pennsylvania (the “Articles of Incorporation”), authorizes the issuance of four hundred sixty million, one thousand (460,001,000) shares of capital stock of the Corporation, of which four hundred fifty million (450,000,000) shall be common stock, without par value (the “Common Stock”), five million (5,000,000) shall be Series Preferred Stock, without par value (“Preferred Stock”), five million (5,000,000) shall be Series Preference Stock, without par value, and one thousand (1,000) shall be Restructuring Stock, without par value;

That, subject to the provisions of the Articles of Incorporation, the board of directors of the Corporation is authorized to issue from time to time the Preferred Stock in one or more classes or series and to fix by the resolution or resolutions providing for the issuance of shares of any such class or series the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such class or series to the full extent permitted by the Articles of Incorporation and the PBCL; and

That, pursuant to the authority conferred upon the board of directors of the Corporation by the Articles of Incorporation, the Pricing Committee of the board of directors of the Corporation, on May 17, 2021, adopted the following resolution designating a new series of Preferred Stock as “0.125% Series B Cumulative Perpetual Preferred Stock”:

RESOLVED, that, pursuant to the authority vested in the board of directors of the Corporation in accordance with the provisions of Article IV of the Articles of Incorporation and the provisions of Section 1522 of the PBCL, a series of Preferred Stock of the Corporation is hereby authorized, and the number of shares to be included in such series, the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of the shares of Preferred Stock included in such series, shall be as set forth in the statement with respect to shares (the “Statement with Respect to Shares”) that follows:

1. Number and Designation. The shares of such series of Preferred Stock shall be designated as “0.125% Series B Cumulative Perpetual Preferred Stock” (the “Series B Preferred Stock”). The number of authorized shares constituting the Series B Preferred Stock shall be 220,000. That number from time to time may be increased or decreased (but not below the number of shares of Series B Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors and by the filing of articles of amendment pursuant to the provisions of the PBCL stating that such increase or decrease, as applicable, has been so authorized. The Corporation shall not have the authority to issue fractional shares of Series B Preferred Stock.

2. Ranking. The Series B Preferred Stock will rank, with respect to dividend rights or rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation:

(a) senior to all classes or series of Common Stock and to any other class or series of Capital Stock of the Corporation expressly designated as ranking junior to the Series B Preferred Stock;

(b) on parity with any class or series of Capital Stock of the Corporation expressly designated as ranking on parity with the Series B Preferred Stock, including the Convertible Preferred Stock (if any);

(c) junior to any other class or series of Capital Stock of the Corporation expressly designated as ranking senior to the Series B Preferred Stock; and

(d) junior to the Corporation’s existing and future indebtedness and other liabilities (including trade payables).

3. Certain Definitions. As used in this Statement with Respect to Shares, the following terms shall have the meanings given to them in this Section 3. Any capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Articles of Incorporation, unless the context otherwise requires.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent Members” shall have the meaning assigned to it in Section 14(b) hereof.

“Articles of Incorporation” shall have the meaning assigned to it in the preamble hereof.

“Board of Directors” means the board of directors of the Corporation or a duly authorized committee of that board.

“Business Day” means any day other than a Saturday or a Sunday or any other day on which banking institutions and trust companies in New York City, New York are authorized or required by law or executive order to remain closed.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights, warrants or options to acquire an equity interest in such Person; provided “Capital Stock” of any Person shall not include convertible or exchangeable debt securities of such Person.

The term “cash” shall have the meaning assigned to it in the Purchase Contract and Pledge Agreement.

The term “close of business” means 5:00 p.m., New York City time.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” shall have the meaning assigned to it in the preamble hereof, subject to Section 10 hereof.

“Compounded Dividends” shall have the meaning assigned to it in Section 4(h) hereof.

“Constituent Person” shall have the meaning assigned to it in the Series A Statement with Respect to Shares.

“Contract Adjustment Payments” shall have the meaning assigned to it in the Purchase Contract and Pledge Agreement.

“Convertible Preferred Stock” means the 0.125% Series A Cumulative Perpetual Convertible Preferred Stock, without par value, of the Corporation.

“Corporation” shall have the meaning assigned to it in the preamble hereof.

“Daily VWAP” means, in respect of the Common Stock, for each relevant Trading Day, the per share volume weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “UGI <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading on the relevant Trading Day until the scheduled close of trading on the relevant Trading Day (or if such volume weighted average price is unavailable, the market price of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Corporation).

“Depositary” means DTC or its successor depositary designated by the Corporation.

“Dividend Blocker Provisions” shall have the meaning assigned to it in Section 4(g) hereof.

“Dividend Deficiency Event” means the payment of dividends on Series B Preferred Stock on the Purchase Contract Settlement Date is not permitted under the PBCL.

“Dividend Payment Date” shall have the meaning assigned to it in Section 4(b) hereof.

“Dividend Payment Method” shall have the meaning assigned to it in Section 5(d) hereof.

“Dividend Period” means the period beginning on, and including, a Dividend Payment Date (or, if no dividends have been paid on the Series B Preferred Stock, the first date of original issuance of the Series B Preferred Stock) to, but excluding, the next immediately succeeding Dividend Payment Date; provided, however, that accumulated dividends for the first Dividend Period of any share of Series B Preferred Stock shall include the Initial Accumulated Dividends.

“Dividend Rate” means initially 0.125% per year, as may be increased to the Increased Dividend Rate in accordance with Section 9(b) hereof.

“Dividend Record Date” means, with respect to the dividends payable on March 1, June 1, September 1 and December 1 of each year, the immediately preceding February 15, May 15, August 15 and November 15 (in each case, whether or not a Business Day), respectively, or, if the shares of Series B Preferred Stock are held as Global Preferred Shares, the Dividend Record Date shall be the Business Day immediately preceding the applicable Dividend Payment Date.

“DTC” means The Depository Trust Company, New York, New York.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Property” shall have the meaning assigned to it in the Series A Statement with Respect to Shares.

“Exchange Property Unit” shall have the meaning assigned to it in the Series A Statement with Respect to Shares.

“Final Remarketing” shall have the meaning assigned to it in the Purchase Contract and Pledge Agreement.

“First Redemption Date” means September 3, 2024; provided, however, that in connection with a Successful Remarketing of the Series B Preferred Stock, the First Redemption Date may be changed to a later date as set forth in Section 9(a) as of the relevant Remarketing Settlement Date.

“Five-Day Average Price” means the average of the Daily VWAPs per share of Common Stock over the five consecutive Trading Day period ending on, and including, the second Trading Day immediately preceding the applicable Dividend Payment Date or other date in respect of which dividends are being paid.

“Floor Price” shall have the meaning assigned to it in the Purchase Contract and Pledge Agreement, assuming, solely for purposes of this Statement with Respect to Shares, that that Purchase Contracts remain outstanding for so long as any Series B Preferred Stock is outstanding.

“Global Preferred Share” shall have the meaning assigned to it in Section 14(a) hereof.

The term “holder,” when used in relation to the Series B Preferred Stock, means a person in whose name any share of Series B Preferred Stock is registered on the Registrar’s books.

“Increased Dividend Rate” shall have the meaning assigned to it in the Purchase Contract and Pledge Agreement.

“Initial Accumulated Dividends” shall have the meaning assigned to it in Section 4(b) hereof.

“Initial Issue Date” means the first date on which any Series B Preferred Stock is originally issued.

“Junior Stock” means all classes or series of the Corporation’s common stock, including the Common Stock, and any other class or series of Capital Stock of the Corporation, the terms of which expressly provide that such class or series ranks junior to the Series B Preferred Stock as to dividend rights or rights on liquidation, winding-up and dissolution of the Corporation.

“Liquidation Preference” shall have the meaning assigned to it in Section 6(a) hereof.

“Market Disruption Event” means (a) a failure by the primary U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading, or, if the Common Stock is not then listed on a U.S. national or regional securities exchange or market, the principal other market on which the Common Stock is then traded, to open for trading during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Common Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Modified Redemption Date” shall have the meaning assigned to it in the Series A Statement with Respect to Shares.

“Officer” means the President, any Vice President, the Treasurer, any Assistant Treasurer, the Controller, any Assistant Controller, the General Counsel, the Corporate Secretary or any Assistant Corporate Secretary of the Corporation.

The term “open of business” means 9:00 a.m., New York City time.

“Outstanding” means, when used with respect to Series B Preferred Stock, as of any date of determination, all Series B Preferred Stock theretofore authenticated and delivered under this Statement with Respect to Shares, except shares of Series B Preferred Stock redeemed and cancelled by the Corporation pursuant to Section 8, which shares will be deemed to cease to be outstanding from and after the relevant Redemption Date (subject to Section 8(h)); provided, however, that, in determining whether the holders of Series B Preferred Stock have given any request, demand, authorization, direction, notice, consent or waiver or taken any other action hereunder, Series B Preferred Stock owned by the Corporation or its Affiliates shall be deemed not to be Outstanding, except that, in determining whether the Registrar shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only Series B Preferred Stock which the Registrar has actual knowledge of being so owned shall be so disregarded.

“Parity Stock” means any class or series of Capital Stock of the Corporation the terms of which expressly provide that such class or series ranks on a parity with the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation, including the Convertible Preferred Stock.

“Paying Agent” shall have the meaning assigned to it in Section 16(a) hereof.

“PBCL” shall have the meaning assigned to it in the preamble hereof.

“Permitted Distributions” means any of the following:

(a) purchases, redemptions or other acquisitions of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of current or former employees, officers, directors, agents or consultants of the Corporation or any of its Subsidiaries (including, for the avoidance of doubt, the forfeiture of unvested shares of restricted stock, or any withholdings (including withholdings effected by a repurchase or similar transaction), or other surrender, of Capital Stock of the Corporation that would otherwise be deliverable upon exercise, delivery or vesting of equity awards under any such contract, plan or arrangement, in each case whether for payment of applicable taxes or the exercise price, or otherwise) or a stock purchase or dividend reinvestment plan, or the satisfaction of the Corporation’s obligations pursuant to any contract or security (provided such contract or security was entered into or first issued, as applicable, either (x) before the Initial Issue Date or (y) at a time when full cumulative dividends, if any, on the Series B Preferred Stock for all past completed Dividend Periods (including Compounded Dividends thereon, if any) have been or contemporaneously are declared and paid or declared and a sum or number of shares of Common Stock sufficient for the payment thereof is set apart for payment) requiring the Corporation to purchase, redeem or acquire its Capital Stock;

(b) purchases of shares of Common Stock pursuant to a contractually binding requirement to buy Common Stock (including under a contractually binding stock repurchase plan) which binding requirement was entered into either (x) before the Initial Issue Date or (y) at a time when full cumulative dividends, if any, on the Series B Preferred Stock for all past completed Dividend Periods (including Compounded Dividends thereon, if any) have been or contemporaneously are declared and paid or declared and a sum or number of shares of Common Stock sufficient for the payment thereof is set apart for payment;

(c) the purchase of, or the payment of cash in lieu of, fractional interests in Junior Stock (x) in connection with a bona fide acquisition of a business or (y) pursuant to the conversion or exchange provisions of such Junior Stock or securities convertible into or exchangeable for, or pursuant to the exercise of any other right to acquire, such Junior Stock;

(d) any declaration of a dividend on the Capital Stock of the Corporation in connection with the implementation of a shareholders rights plan designed to protect the Corporation against unsolicited offers to acquire its Capital Stock, or the issuance of Capital Stock of the Corporation under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;

(e) dividends or distributions payable solely in (x) Capital Stock of the Corporation (other than Senior Stock or Parity Stock) or payment of cash in lieu of any fractional interests in shares of such Capital Stock or (y) warrants, options or rights to acquire such Capital Stock of the Corporation (other than options or rights in the form of indebtedness, Senior Stock or Parity Stock, in each case, which indebtedness, Senior Stock or Parity Stock, as the case may be, is convertible into, exercisable for or exchangeable for Capital Stock of the Corporation other than Senior Stock or Parity Stock);

(f) delivery of Series B Preferred Stock and (if applicable) Common Stock, and/or payment of cash in lieu of any fractional share of Common Stock, upon conversion of the Convertible Preferred Stock;

(g) the settlement of any convertible note hedge transactions or capped call transactions entered into in connection with the issuance, by the Corporation or any of its Subsidiaries, of any debt securities that are convertible into, or exchangeable for, Common Stock (or into or for any combination of cash and Common Stock based on the value of the Common Stock), provided such convertible note hedge transactions or capped call transactions, as applicable, are on customary terms and were entered into either (x) before the Initial Issue Date or (y) at a time when full cumulative dividends, if any, on the Series B Preferred Stock for all past completed Dividend Periods (including Compounded Dividends thereon, if any) have been or contemporaneously are declared and paid or declared and a sum or number of shares of Common Stock sufficient for the payment thereof is set apart for payment;

(h) the conversion of Capital Stock of the Corporation into, or exchange of Capital Stock of the Corporation for, other shares of any class or series of Parity Stock, so long as the liquidation preference of such class or series of Capital Stock of the Corporation issued upon conversion or exchange is less than or equal to the liquidation preference of the Capital Stock of the Corporation surrendered for conversion or exchange;

(i) payments on the Purchase Contracts or the Convertible Preferred Stock, in each case so long as the amount of payments made on account of such Purchase Contracts or Convertible Preferred Stock and the Series B Preferred Stock is paid on all such Purchase Contracts or Convertible Preferred Stock and the Series B Preferred Stock then outstanding on a pro rata basis in proportion to the full payment to which each such Purchase Contract, Convertible Preferred Stock or Series B Preferred Stock is then entitled if paid in full; or

(j) conversions of any Junior Stock into, or exchanges of any Junior Stock for, a class or series of Capital Stock of the Corporation other than Senior Stock or Parity Stock.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity of whatever nature.

“Preferred Dividend Default” shall have the meaning assigned to it in Section 11(d) hereof.

“Preferred Stock” shall have the meaning assigned to it in the preamble hereto.

“Prospectus Supplement” means the preliminary prospectus supplement, dated May 17, 2021, relating to the Units.

“Purchase Contract” shall have the meaning assigned to it in the Purchase Contract and Pledge Agreement.

“Purchase Contract and Pledge Agreement” means the Purchase Contract and Pledge Agreement between the Corporation and U.S. Bank National Association, as purchase contract agent, collateral agent, custodial agent and securities intermediary, dated as of May 25, 2021.

“Purchase Contract Settlement Date” shall have the meaning assigned to it in the Purchase Contract and Pledge Agreement.

“Redemption Date” means a Business Day that is fixed for redemption of the Series B Preferred Stock by the Corporation in accordance with Section 8 hereof.

“Redemption Notice” shall have the meaning assigned to it under Section 8(b)(i) hereof.

“Redemption Price” means an amount of cash equal to the Liquidation Preference per share of Series B Preferred Stock being redeemed, plus an amount equal to any accumulated but unpaid dividends thereon, if any (whether or not declared), to but excluding, the Redemption Date; provided that if the Redemption Date shall occur after a Dividend Record Date and on or before the related Dividend Payment Date, the Redemption Price per share shall be reduced by the amount of such dividend payable per share of Series B Preferred Stock on the related Dividend Payment Date.

“Reference Preferred Stock” shall have the meaning assigned to it in 11(b)(iii).

“Registrar” shall have the meaning assigned to it in Section 12 hereof.

“Registration Statement” means, in respect of any dividends on the Series B Preferred Stock payable in shares of Common Stock (in whole or in part), a registration statement under the Securities Act prepared by the Corporation covering, inter alia, the issuance of or resales of shares of Common Stock payable in respect of dividends on the Series B Preferred Stock pursuant to Section 4 and Section 5 hereof, in each case, including all exhibits thereto and the documents incorporated by reference in the prospectus contained in such registration statement, and any post-effective amendments thereto.

“Remarketing” shall have the meaning assigned to it in the Purchase Contract and Pledge Agreement.

“Remarketing Settlement Date” shall have the meaning assigned to it in the Purchase Contract and Pledge Agreement.

“Reorganization Event” shall have the meaning assigned to it in the Series A Statement with Respect to Shares.

“Scheduled Trading Day” means any day that is scheduled to be a Trading Day.

“Senior Stock” means each class or series of Capital Stock of the Corporation the terms of which expressly provide that such class or series ranks senior to the Series B Preferred Stock as to dividend rights or rights on liquidation, winding up and dissolution of the Corporation.

“Series A Statement with Respect to Shares” means the Statement with Respect to Shares, dated as of May 25, 2021, amending the Corporation’s Articles of Incorporation to create the Convertible Preferred Stock.

“Series B Preferred Stock” shall have the meaning assigned to in in the preamble hereto.

“Series B Preferred Stock Director” shall have the meaning assigned to it in Section 11(d) hereof.

“Series B Preferred Stock Reorganization Event” shall have the meaning assigned to it in 11(b)(iii).

“Share Limitation Provision” shall have the meaning assigned to it in Section 5(c) hereof.

“Statement with Respect to Shares” shall have the meaning assigned to it in the preamble hereof.

“Subsidiary” means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Corporation or by one or more other Subsidiaries of the Corporation, or by the Corporation and one or more of its Subsidiaries. For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“Successful Remarketing” shall have the meaning assigned to it in the Purchase Contract and Pledge Agreement.

“Termination Event” shall have the meaning assigned to it in the Purchase Contract and Pledge Agreement.

“Trading Day” means (a) a day (i) on which the New York Stock Exchange, or, if the Common Stock is not then listed on the New York Stock Exchange, the principal exchange or quotation system on which the Common Stock is listed or admitted for trading, is scheduled to open for business and (ii) on which there has not occurred or does not exist a Market Disruption Event, or (b) if the Common Stock is not so listed or admitted for trading, a “Trading Day” means a Business Day.

“Transfer Agent” shall have the meaning assigned to it in Section 12 hereof.

“Unit” shall have the meaning assigned to it in the Purchase Contract and Pledge Agreement.

4. Dividends.

(a) Holders of the Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, cumulative dividends on each share of Series B Preferred Stock at the Dividend Rate on the Liquidation Preference per share of the Series B Preferred Stock, payable (as provided in Section 5) in cash, shares of Common Stock, or a combination of cash and shares of Common Stock, at the Corporation’s election, unless the Corporation has previously irrevocably elected a Dividend Payment Method to apply as set forth herein, subject to the limitations set forth below and in Section 5.

(b) The shares of Series B Preferred Stock delivered to a holder of Convertible Preferred Stock upon conversion of such Convertible Preferred Stock shall have initial accumulated dividends per share at issuance equal to the amount of any accumulated but unpaid dividends per share on the Convertible Preferred Stock (including Compounded Dividends (as such term is defined in Series A Statement with Respect to Shares) thereon, if any) to, but excluding, date of issuance of such Series B Preferred Stock (the “Initial Accumulated Dividends”). However, the amount of Initial Accumulated Dividends on any share of Series B Preferred Stock at the time of its original issuance in settlement of an Optional Conversion (as such term is defined in the Series A Statement with Respect to Shares) shall not include any dividends paid on the Convertible Preferred Stock during the period from, and including, the first Trading Day of the relevant Observation Period (as such term is defined in the Series A Statement with Respect to Shares) (or, if earlier, the relevant Conversion Date (as such term is defined in Series A Statement with Respect to Shares)) to, and including, the date such share of Series B Preferred Stock is originally issued. Thereafter, dividends shall continue to accumulate from the first date of original issuance of the Series B Preferred Stock (or, if dividends shall have been paid on the Series B Preferred Stock thereafter, dividends will accumulate from the most recent Dividend Payment Date on which dividends were actually paid). Dividends shall be payable, when, as and if declared by the Board of Directors, quarterly in arrears on March 1, June 1, September 1 and December 1 of each year (each, a “Dividend Payment Date”), to the holders of record of shares of the Series B Preferred Stock as they appear on the Corporation’s stock register at the close of business on the applicable Dividend Record Date.

(c) The amount of dividends payable for each full Dividend Period for the Series B Preferred Stock shall be computed by dividing the applicable annual Dividend Rate by four. The amount of dividends payable on the Series B Preferred Stock shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on each share of Series B Preferred Stock shall cease to accumulate upon redemption of such share of Series B Preferred Stock, except as set forth in this Statement with Respect to Shares.

(d) If a Dividend Payment Date falls on a date that is not a Business Day, the dividend payment due on such date shall instead be made on the next succeeding Business Day, and no interest or other payment shall be paid in respect of such delay.

(e) Dividends on the Series B Preferred Stock shall accumulate whether or not (i) the Corporation has earnings; (ii) there are funds legally available for the payment of those dividends; or (iii) those dividends are authorized or declared. Any dividend payment made on the Series B Preferred Stock shall first be credited against the earliest accumulated but unpaid dividends due with respect to those shares of Series B Preferred Stock which remain payable.

(f) So long as any shares of Series B Preferred Stock remain Outstanding, unless full cumulative dividends, if any, on the Series B Preferred Stock for all past, completed Dividend Periods (including Compounded Dividends thereon, if any), have been or contemporaneously are declared and paid or declared and a sum or number of shares of Common Stock sufficient for the payment thereof is set apart for payment, the Corporation (i) shall not declare and pay or declare and set aside for payment of dividends and shall not declare and make any distribution of cash or other property, directly or indirectly, on or with respect to any Junior Stock or Parity Stock, for any period; (ii) shall not redeem, purchase or otherwise acquire for any consideration, or make any other distribution of cash or other property, directly or indirectly, on or with respect to, or pay or make available any monies for a sinking fund for the redemption of, any Junior Stock or Parity Stock; or (iii) shall not redeem, purchase or otherwise acquire for any consideration, or make any other distribution of cash or other property, directly or indirectly, on or with respect to the Purchase Contracts or make any payments (including any Contract Adjustment Payments) under the Purchase Contracts or any payment under any similar agreement providing for the issuance by the Corporation of its Capital Stock on a forward basis; provided, however, that, notwithstanding any provisions of this Section 4(f) to the contrary, the Corporation may make any Permitted Distribution. When the Corporation does not pay dividends, if any, in full (or does not set apart a sum or a number of shares of Common Stock sufficient to pay dividends in full) on the Series B Preferred Stock and any other class or series of Capital Stock of the Corporation the terms of which expressly provide that such class or series ranks on parity with the Series B Preferred Stock as to dividend rights, the Corporation will declare any dividends upon the Series

B Preferred Stock and such other class or series of Capital Stock pro rata, so that the amount of dividends declared per share of Series B Preferred Stock and such other class or series of Capital Stock will in all cases bear to each other the same ratio that accumulated but unpaid dividends per share on the Series B Preferred Stock and such other class or series of Capital Stock (which will not include any accumulation in respect of unpaid dividends on such other class or series of Capital Stock for prior dividend periods if such other class or series of Capital Stock does not have a cumulative dividend) bear to each other.

(g) The Corporation shall not permit any Subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, in accordance with Section 4(f), purchase or otherwise acquire such shares at such time and in such manner (such provisions described in this Section 4(g) and in Section 4(f) above, the “Dividend Blocker Provisions”).

(h) Any accumulated but unpaid dividends shall accumulate additional dividends (“Compounded Dividends”) at the then-applicable Dividend Rate until paid, compounded quarterly, to, but excluding, the Dividend Payment Date.

(i) Holders of shares of Series B Preferred Stock are not entitled to any dividends in excess of the full cumulative dividends (including Compounded Dividends, if any) on the Series B Preferred Stock as provided herein.

(j) Notwithstanding anything to the contrary in this Statement with Respect to Shares, except in the case of a Dividend Deficiency Event, all accumulated but unpaid dividends (including Compounded Dividends thereon, if any) on the Series B Preferred Stock, whether or not declared, shall be paid on the Purchase Contract Settlement Date (or, if such date is not a Business Day, the next Business Day), whether or not there is a Successful Remarketing, to the holders of the shares of Series B Preferred Stock as of the immediately preceding Dividend Record Date. If a Dividend Deficiency Event occurs, the Corporation shall have no obligation to pay the then-accumulated but unpaid dividends on the Series B Preferred Stock on the Purchase Contract Settlement Date (or such next Business Day, if applicable) to the holders of the shares of Series B Preferred Stock as of the Dividend Record Date immediately preceding the Purchase Contract Settlement Date. However, the right of holders of the Series B Preferred Stock to receive such accumulated but unpaid dividends (including Compounded Dividends thereon) shall continue to exist (and such accumulated but unpaid dividends shall continue to compound) with respect to such Series B Preferred Stock for so long as the Series B Preferred Stock remains outstanding, notwithstanding such Final Remarketing, and such dividends shall be payable to the holders of such Series B Preferred Stock as of the close of business on the Dividend Record Date for the Dividend Payment Date on which such dividends are subsequently declared and paid (if ever).

5. Method of Payment of Dividends.

(a) Subject to the limitations set forth in this Section 5, and unless the Corporation has previously elected a Dividend Payment Method as set forth herein, the Corporation may pay any dividend (or any portion of any dividend) on the Series B Preferred Stock (whether or not for a current Dividend Period or any prior Dividend Period) and any Compounded Dividends, determined in the sole discretion of the Board of Directors: (i) in cash; (ii) by delivery of shares of Common Stock; or (iii) through any combination of cash and shares of Common Stock.

(b) Each declared dividend shall be paid in cash, except to the extent the Corporation timely elects, or has previously elected, to make all or any portion of such dividend in shares of Common Stock. Unless the Corporation has previously irrevocably elected a Dividend Payment Method to apply as set forth below, the Corporation shall give notice to holders of the Series B Preferred Stock of any election with respect to any particular dividend payment, the portions of such dividend payment that will be made in cash and the portion of such payment that will be made in Common Stock no later than eight Scheduled Trading Days prior to the Dividend Payment Date for such dividend.

(c) Any shares of Common Stock issued in payment or partial payment of a dividend shall be valued for such purpose at the applicable Five-Day Average Price, multiplied by 97%; provided, however, that (i) the number of shares of Common Stock that the Corporation will deliver as payment for any declared dividend on the Series B Preferred Stock will be limited to a maximum number equal to the total dollar amount of the declared dividend (including any portion thereof that the Corporation has not elected to pay in shares of Common Stock) divided by the Floor Price in effect on the second Trading Day immediately preceding the applicable Dividend Payment Date; and (ii) if the dollar amount of any declared dividend per share of Series B Preferred Stock that the Corporation has duly elected to pay in shares of Common Stock exceeds the product of (x) 97% of the applicable Five-Day Average Price and (y) the number of shares of Common Stock deliverable (without regard to the Corporation’s obligation to pay cash in lieu of delivering any fractional share of Common Stock) per share of Series B Preferred Stock in respect of such dividend, then the Corporation will, to the extent it is not prohibited from doing so as a result of a Dividend Deficiency Event, declare and pay such excess amount in cash (clauses (i) and (ii) of this proviso being referred to as the “Share Limitation Provision”). For the avoidance of doubt, any cash amount referred to in clause (ii) of the Share Limitation Provision that the Corporation fails to declare and pay will be deemed to be accumulated but unpaid dividends on the Series B Preferred Stock. Notwithstanding anything to the contrary in this Statement with Respect to Shares, the Corporation will have the right, exercisable at its sole election by notice sent to the holders of the Series B Preferred Stock, to irrevocably eliminate the Share Limitation Provision. If the Corporation has made such an irrevocable election, then the Corporation will state so in each subsequent notice, if any, that the Corporation sends electing to pay any portion of a declared dividend on the Series B Preferred Stock in shares of Common Stock. For the avoidance of doubt, such an irrevocable election, if made, will be effective without the need to amend or supplement this Statement with Respect to Shares, including pursuant to Section 11(c)(vi). However, the Corporation may nonetheless choose to effect such an amendment or supplement at its option. In addition, such irrevocable election, if made, will not affect any prior election that the Corporation has made or prior notice that the Corporation has sent with respect to the payment of any portion of a declared dividend on the Series B Preferred Stock in shares of Common Stock.

(d) Without the consent of any holders of the Series B Preferred Stock, the Corporation may, by notice to such holders, irrevocably elect whether the Corporation will pay dividend payments, if any, in cash, shares of Common Stock or a combination thereof (a “Dividend Payment Method”) and, if applicable, the amount or percentage of a dividend payment to be paid in Common Stock, to apply to any dividend payment following such notice (unless a Dividend Payment Method has previously been designated) and, subject to the foregoing, specify the effective time of such election (which may be at any time subsequent to the delivery of such notice). The Corporation’s irrevocable election of a Dividend Payment Method as described herein may be made by the Corporation in its sole discretion. For the avoidance of doubt, such an irrevocable election will not affect the operation of Section 5(c).

(e) No fractional shares of Common Stock shall be delivered by the Corporation to holders of the Series B Preferred Stock in payment or partial payment of a dividend. Instead, a cash adjustment shall be paid by the Corporation to each holder of Series B Preferred Stock that would otherwise be entitled to receive a fraction of a share of Common Stock based on (x) the Five-Day Average Price and (y) the aggregate number of shares of Series B Preferred Stock held by such holder (or if such holder’s shares of Series B Preferred Stock are in the form of Global Preferred Shares, based on the applicable procedures of the Depositary for determining such number of shares).

(f) To the extent that the Corporation, in its reasonable judgment, determines that a Registration Statement is required in connection with the issuance of, or for resales (by Persons who are not, and have not been at any time during the preceding three months, Affiliates of the Corporation) of, Common Stock issued as payment of a dividend, if any, the Corporation shall, to the extent such a Registration Statement is not currently filed and effective, use its commercially reasonable efforts to file and maintain the effectiveness of such a Registration Statement until the earlier of such time as all such shares of Common Stock have been resold thereunder and such time as all such shares are freely tradable by such non-Affiliates of the Corporation without registration. To the extent applicable, the Corporation shall also use its commercially reasonable efforts to have such shares of Common Stock qualified or registered under applicable U.S. state securities laws, if required, and approved for listing on the New York Stock Exchange (or if the Common Stock is not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed).

(g) Any dividends paid in shares of Common Stock shall be subject to the listing standards of the New York Stock Exchange, if applicable.

6. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the Corporation’s assets (whether capital or surplus) shall be made to or set apart for the holders of any class or series of the Corporation’s common stock, including the Common Stock, or any other class or series of Capital Stock of the Corporation, the terms of which expressly provide that such class or series ranks junior to the Series B Preferred Stock as to on liquidation, winding-up and dissolution of the Corporation, holders of Series B Preferred Stock shall be entitled to receive $1,000 per share of Series B Preferred Stock (the “Liquidation Preference”) plus an amount equal to all dividends (whether or not authorized or declared), accumulated but unpaid thereon, if any, up to but excluding the date of payment, but subject to the prior payment in full of all the Corporation’s liabilities and the payment of each class or series of Capital Stock of the

Corporation the terms of which expressly provide that such class or series ranks senior to the Series B Preferred Stock as to rights on liquidation, winding up and dissolution of the Corporation. If, upon any liquidation, dissolution or winding-up of the Corporation, the Corporation’s assets, or proceeds thereof, are insufficient to pay in full the preferential amount aforesaid and liquidating payments on Series B Preferred Stock and any other Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series B Preferred Stock and any other Parity Stock ratably in proportion to the respective amounts that would be payable on such shares of Series B Preferred Stock and any such other Parity Stock as if all amounts payable thereon were paid in full.

(b) The Corporation shall instruct the Depositary to notify its participants, or if the Depositary or its nominee is not the sole registered owner of the then outstanding Series B Preferred Stock, send a written notice by first class mail to each holder of record of the Series B Preferred Stock at such holder’s registered address, of any event triggering the right to receive a distribution in connection with any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(c) Neither the consolidation or merger with or into any other Person, nor the voluntary sale, lease, transfer or conveyance of all or substantially all of the Corporation’s property or assets shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.

(d) Subject to the rights of the holders of any other Parity Stock, after payment has been made in full to the holders of the Series B Preferred Stock, as provided in this Section 6, holders of all classes or series of the Corporation’s common stock, including the Common Stock, and any other classes or series of Capital Stock of the Corporation, the terms of which expressly provide that such class or series ranks junior to the Series B Preferred Stock as to rights on liquidation, winding-up and dissolution of the Corporation, shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of Series B Preferred Stock shall not be entitled to share therein.

7. No Maturity. The Series B Preferred Stock has no maturity date or mandatory conversion date.

8. Optional Redemption of the Series B Preferred Stock. Shares of Series B Preferred Stock shall be redeemable by the Corporation in accordance with this Section 8.

(a) The Corporation may not redeem any shares of Series B Preferred Stock prior to the First Redemption Date. On or after the First Redemption Date, the Corporation may redeem, subject to Section 8(k) hereof, some or all the shares of the Series B Preferred Stock at the Redemption Price. The Redemption Price shall be paid solely in cash.

(b) In the event the Corporation elects to redeem shares of Series B Preferred Stock, the Corporation shall:

(i) provide, not fewer than 25 Scheduled Trading Days nor more than 90 calendar days prior to the Redemption Date, to the Depositary a written notice (the “Redemption Notice”) stating, and instruct the Depositary to notify its participants of:

(A) the Redemption Date;

(B) the Redemption Price;

(C) the name and address of the Paying Agent;

(D) if fewer than all the Outstanding shares of the Series B Preferred Stock are to be redeemed by the Corporation, the number of shares to be redeemed;

(E) that, unless the Corporation defaults in making payment of such Redemption Price, dividends, if any, in respect of the shares of Series B Preferred Stock called for redemption will cease to accumulate on and after the Redemption Date;

(F) the CUSIP number of the Series B Preferred Stock; and

(G) any other information the Corporation wishes to present;

(ii) (A) issue a press release containing the information set forth in Section 8(b)(i) or (B) include the same information in a current report that is filed with, or furnished to, the Commission; and

(iii) if the Depositary or its nominee is not the sole registered owner of the then outstanding Series B Preferred Stock, send the Redemption Notice by first class mail to each holder of record of the Series B Preferred Stock at such holder’s registered address; provided, however, that such Redemption Notice shall also state that the certificates evidencing the shares of the Series B Preferred Stock called for redemption must be surrendered to the Paying Agent to collect the Redemption Price.

(c) The Corporation shall not give any Redemption Notice prior to the earlier of a Remarketing Settlement Date and the Purchase Contract Settlement Date.

(d) If the Corporation gives a Redemption Notice, then, by 12:00 p.m., New York City time, on the Redemption Date, the Corporation shall, with respect to:

(i) shares of Series B Preferred Stock registered in the name of the Depositary or its nominee, deposit or cause to be deposited, irrevocably with the Depositary cash sufficient to pay the Redemption Price and shall give the Depositary irrevocable instructions and authority to pay the Redemption Price to holders of such shares of Series B Preferred Stock; and

(ii) shares of Series B Preferred Stock registered in the name of any holder other than the Depositary or its nominee, deposit or cause to be deposited, irrevocably with the Paying Agent cash sufficient to pay the Redemption Price and give the Paying Agent irrevocable instructions and authority to pay the Redemption Price to holders of such shares of the Series B Preferred Stock upon surrender to the Paying Agent of their certificates evidencing their shares of the Series B Preferred Stock.

(e) If on the Redemption Date there has been irrevocably deposited with the Depositary and/or the Paying Agent cash sufficient to pay the Redemption Price for the shares of Series B Preferred Stock to be redeemed, except as set forth in Section 8(h), dividends, if any, shall cease to accumulate as of the Redemption Date on those shares of the Series B Preferred Stock called for redemption and all rights of holders of such shares shall terminate, except for the right to receive the Redemption Price pursuant to this Section 8 (and, if applicable, any declared dividend pursuant to Section 8(h)), and such shares shall no longer be deemed to be Outstanding and any appropriate annotation on the certificates representing such shares to reflect such reduced balance shall be made.

(f) Payment of the Redemption Price for shares of the Series B Preferred Stock of which the Depositary (or its nominee) is not the sole registered owner is conditioned upon surrender of certificates representing such Series B Preferred Stock, together with necessary endorsements, to the Paying Agent at any time after delivery of the Redemption Notice.

(g) Payment of the Redemption Price for shares of the Series B Preferred Stock shall be made on the Redemption Date, subject to Section 8(f).

(h) If the Redemption Date falls after a Dividend Record Date and on or before the related Dividend Payment Date, holders of the shares of Series B Preferred Stock at the close of business on that Dividend Record Date shall be entitled to receive the full dividend payable on those shares on the corresponding Dividend Payment Date.

(i) If fewer than all the Outstanding shares of Series B Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Corporation and the shares to be redeemed shall be selected by lot, on a pro rata basis (with any fractional shares being rounded to the nearest whole share), or in accordance with, and subject to, the applicable procedures of the Depositary.

(j) Upon surrender of a certificate or certificates representing shares of the Series B Preferred Stock that is or are redeemed in part, the Corporation shall execute, and the Transfer Agent shall authenticate and deliver to the holder, a new certificate or certificates representing shares of the Series B Preferred Stock in an amount equal to the unredeemed portion of the shares of Series B Preferred Stock surrendered for partial redemption.

(k) If any shares of Series B Preferred Stock are called for redemption, the Corporation must also call for redemption a proportionate number (rounded to the nearest whole number) of outstanding shares of Convertible Preferred Stock, if any, on the same Redemption Date. If any shares of Convertible Preferred Stock are called for redemption, the Corporation must also call for redemption a proportionate number (rounded to the nearest whole number) of outstanding shares of Series B Preferred Stock on the same Redemption Date.

(l) Notwithstanding the foregoing provisions of this Section 8, the Corporation shall not authorize, issue a press release or give a Redemption Notice unless (i) the Corporation has funds legally available for the payment of the aggregate Redemption Price and (ii) prior to giving such notice, (A) all accumulated but unpaid dividends on the Series B Preferred Stock (whether or not declared), if any, for Dividend Periods ended prior to the date of such notice shall have been or contemporaneously are declared and paid out of legally available funds and (B) if the Redemption Date occurs following a Dividend Record Date and on or prior to the related Dividend Payment Date, a cash dividend for the related Dividend Period has been declared and sufficient funds legally available therefor have been set aside for payment of such dividend.

9. Effect of Convertible Preferred Stock Remarketing.

(a) If, in connection with a Successful Remarketing of the Convertible Preferred Stock, the First Redemption Date (as such term is defined in the Series A Statement with Respect to Shares) is changed to a later date that is on or prior to August 29, 2025, then, effective as of the same time such change takes effect for the Convertible Preferred Stock, the First Redemption Date shall be changed to such later date.

(b) If, in connection with a Successful Remarketing of the Convertible Preferred Stock, the Dividend Rate (as such term is defined in the Series A Statement with Respect to Shares) is increased, then the Dividend Rate shall be increased to be equal to the Increased Dividend Rate, with such increase in the Dividend Rate becoming effective from, and including, the date as of which such increase to the Dividend Rate (as such term is defined in the Series A Statement with Respect to Shares) becomes effective.

10. Effect of Recapitalizations, Reclassifications and Changes of Common Stock; Series B Reorganization Events.

(a) If a Reorganization Event occurs, then, at and after the effective time of such Reorganization Event, the consideration in which dividends on the Series B Preferred Stock is payable will be determined in the same manner as if each reference to any number of shares of Common Stock in Section 4 (or in any related definitions) were instead a reference to the same number of Exchange Property Units of such Reorganization Event. At and after the effective time of the Reorganization Event, the Daily VWAP will be calculated based on the value of such Exchange Property Unit. In the event all holders of the Common Stock (other than any Constituent Person or Affiliate thereof) have the opportunity to elect the form of consideration to be received in such Reorganization Event, the Exchange Property Unit will be deemed to be the weighted average, per share of Common Stock, of the types and amounts of consideration received by the holders of the Common Stock. The Corporation shall notify holders of the Series B Preferred Stock of the weighted average as soon as reasonably practicable after such determination is made. If the holders of Common Stock receive only cash in such Reorganization Event, then notwithstanding anything herein to the contrary in this Statement with Respect to Shares, dividends on the Series B Preferred Stock such must, if declared, be paid entirely in cash.

(b) In connection with any Reorganization Event, the Corporation shall amend this Statement with Respect to Shares (i) in the case of any Reorganization Event that results in the securities of any entity other than the Corporation (or the Corporation’s successor in such Reorganization Event) being included as Exchange Property, by causing the Dividend Blocker Provisions to apply to that other entity, with its common equity securities being deemed stock ranking junior to the Series B Preferred Stock for this purpose and (ii) to include such additional provisions to protect the interests of the holders of Series B Preferred Stock as the Board of Directors reasonably considers necessary by reason of the foregoing.

(c) The Corporation shall not become party to any Reorganization Event unless its terms are consistent with this Section 10. Sections 10(a) and 10(b) shall similarly apply to successive Reorganization Events.

11. Voting Rights.

(a) The holders of record of shares of the Series B Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this Section 11, as otherwise provided in the Articles of Incorporation or as otherwise provided by law.

(b) The affirmative vote of holders of at least two-thirds of the Outstanding shares of the Series B Preferred Stock and all other classes or series of Parity Stock upon which equivalent voting rights have been conferred, voting as a single class, in person or by proxy, at an annual meeting of the Corporation’s shareholders or at a special meeting called for the purpose, or by written consent in lieu of such a meeting, shall be required for the following events:

(i) to authorize, create or issue, or increase the number of authorized or issued shares of any class or series of Senior Stock, or reclassify any Capital Stock of the Corporation into any such shares of Senior Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares of Senior Stock;

(ii) to alter, repeal or amend any provisions of the Articles of Incorporation so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock (other than an amendment, alteration or repeal permitted by Section 11(c)); and

(iii) to consummate a binding share exchange or reclassification involving the shares of Series B Preferred Stock or a merger or consolidation of the Corporation with another entity, unless either (A) the shares of Series B Preferred Stock remain outstanding and have rights, preferences, privileges and voting powers, taken as a whole, that are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series B Preferred Stock immediately prior to such consummation, taken as a whole, or (B) in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, the shares of Series B Preferred Stock are converted into, exchanged for or represent the right to receive, preference securities of the surviving or resulting entity or its ultimate parent, such surviving or resulting entity or ultimate parent is organized under the laws of the United States, any state thereof or the District of Columbia and treated as a corporation for U.S. federal income tax purposes, and such preference securities have rights, preferences, privileges and voting powers, taken as a whole, that are not material less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series B Preferred Stock immediately prior to such consummation, taken as a whole (such a binding share exchange, reclassification, merger or consolidation, a “Series B Preferred Stock Reorganization Event,” and the class of Series B Preferred Stock referred to in clause (A) above or the class of preference securities referred to in clause (B) above, as applicable, the “Reference Preferred Stock”);

provided that (x) a binding share exchange, reclassification, merger or consolidation that satisfies clause (iii) above shall not require the affirmative vote or consent of any holders of the Series B Preferred Stock pursuant to clause (ii) above; (y) the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to pre-emptive or similar rights or otherwise, of any series of Preferred Stock (including the Series B Preferred Stock and Convertible Preferred Stock) not constituting Senior Stock shall not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Series B Preferred Stock, and shall not require the affirmative vote or consent of the holders of the Series B Preferred Stock; and (z) the application of the provisions of Section 10, including the execution and delivery of any supplemental instruments solely to give effect to such provisions, shall not, in itself, be deemed to adversely affect the rights, preferences, privileges or voting powers of the Series B Preferred Stock and shall not require the affirmative vote or consent of any holders of the Series B Preferred Stock.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified above would adversely affect one or more but not all series of Parity Stock (including the Convertible Preferred Stock and/or the Series B Preferred Stock for this purpose), then only the one or more series of Parity Stock adversely affected and entitled to vote, rather than all series of Parity Stock, shall vote as a class.

(c) Without the consent of the holders of the Series B Preferred Stock, the Corporation may amend, alter, supplement, or repeal any terms of the Series B Preferred Stock or this Statement with Respect to Shares for the following purposes:

(i) to cure any ambiguity, defect, inconsistency or mistake, or to correct or supplement any provision contained in this Statement with Respect to Shares establishing the terms of the Series B Preferred Stock that may be defective or inconsistent with any other provision contained in this Statement with Respect to Shares;

(ii) so long as such action does not adversely affect the special rights, preferences, privileges or voting powers of the Series B Preferred Stock, and limitations and restrictions thereof, to make such other provisions in regard to matters or questions relating to the Series B Preferred Stock that is not inconsistent with the provisions of this Statement with Respect to Shares establishing the terms of the Series B Preferred Stock;

(iii) to waive any of the Corporation’s rights with respect to the Series B Preferred Stock;

(iv) to amend, alter, supplement or repeal any terms of the Series B Preferred Stock or this Statement with Respect to Shares in order to conform this Statement with Respect to Shares and/or the terms of the Series B Preferred Stock to the description contained in the Prospectus Supplement (as supplemented by the related term sheet);

(v) to amend, alter, supplement or repeal any terms of the Series B Preferred Stock or this Statement with Respect to Shares in order to implement changes in connection with a Successful Remarketing as set forth in Section 9;

(vi) to irrevocably elect a Dividend Payment Method to apply or to irrevocably eliminate the Share Limitation Provision;

(vii) to amend the terms of the Series B Preferred Stock or this Statement with Respect to Shares solely to give effect to Section 10; or

(viii) to file a statement of correction with respect to this Statement with Respect to Shares to the extent permitted by Section 138 of the PBCL.

Holders of Series B Preferred Stock shall not be entitled to vote with respect to (A) any increase in the number of the authorized shares of Common Stock or Preferred Stock, (B) any increase in the number of authorized shares of Series B Preferred Stock, or (C) the creation, issuance or increase in the number of authorized shares of any class of Capital Stock not constituting Senior Stock, except as set forth above. Holders of Series B Preferred Stock will not have any voting rights with respect to, and the consent of the holders of any Series B Preferred Stock is not required for, any corporate action, including any merger or consolidation involving the Corporation or a sale of all or substantially all of the consolidated assets of the Corporation, regardless of the effect that such merger, consolidation or sale may have upon the powers, preferences, voting power or other rights or privileges of Series B Preferred Stock, except as set forth above. No holder of Common Stock or any other class or series of stock shall be entitled to vote with respect to any changes to the terms of the Series B Preferred Stock or the adoption of any Statement with Respect to Shares with respect thereto in connection with a Successful Remarketing as set forth in Section 9.

In addition, the voting power as provided above shall not apply, if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, the Corporation has redeemed upon proper procedures all outstanding shares of the Series B Preferred Stock.

(d) If at any time dividends on any shares of Series B Preferred Stock have not been declared and paid in full for six or more Dividend Periods, whether or not consecutive (a “Preferred Dividend Default”), then the holders of shares of Series B Preferred Stock (voting together as a class with the holders of all other classes or series of Parity Stock upon which equivalent voting rights have been conferred and are exercisable (and with voting rights allocated pro rata based on the Liquidation Preference of the Series B Preferred Stock and each such other class or series of Preferred Stock)) will be entitled to vote for the election of two additional directors of the Corporation (each, a “Series B Preferred Stock Director”) until all dividends accumulated on the Series B Preferred Stock and all other series of Parity Stock upon which equivalent voting rights have been conferred and are exercisable have been fully paid or declared and a sum sufficient for such payment is set aside for payment. In such a case, the number of directors serving on the Corporation’s board of directors shall be increased by two. As a condition to the election of any such Series B Preferred Stock Directors, such election must not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange or automated quotation system on which securities of the

Corporation may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. In addition, the Corporation’s board of directors shall at no time include more than two directors, in total, appointed pursuant to this Section 11(d), Section 15(d) of the Statement with Respect to Shares for the Convertible Preferred Stock and the Statement with Respect to Shares for any other classes or series of Parity Stock upon which equivalent voting rights have been conferred and are exercisable. The Series B Preferred Stock Directors shall be elected by a plurality of the votes cast in the election to serve until the next annual meeting, and each Series B Preferred Stock Director will serve until his or her successor is duly elected and qualified or until that Series B Preferred Stock Director’s right to hold the office terminates, whichever occurs earlier. Subject to the timing and notice requirements of the Corporation’s amended and restated by-laws as in effect on the date of the Prospectus Supplement, the election will take place at:

(i) a special meeting called by holders of at least 10% of the outstanding shares of Series B Preferred Stock together with any other class or series of Parity Stock upon which equivalent voting rights have been conferred and are exercisable, if this request is received more than 90 calendar days before the date fixed for the Corporation’s next annual or special meeting of shareholders or, if the Corporation receives the request for a special meeting within 90 calendar days before the date fixed for the Corporation’s next annual or special meeting of shareholders, at the Corporation’s annual or special meeting of shareholders; and

(ii) each subsequent annual meeting (or special meeting held in its place) until all accumulated but unpaid dividends on the Series B Preferred Stock and on all other classes or series of Parity Stock upon which equivalent voting rights have been conferred and are exercisable have been paid in full for all past Dividend Periods (with respect to the Series B Preferred Stock) and for all past, completed dividend periods (with respect to such Parity Stock) and the dividend for the then current Dividend Period (with respect to the Series B Preferred Stock) and for the then current dividend period (with respect to such Parity Stock) has been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.

If and when all accumulated but unpaid dividends on the Series B Preferred Stock and all other classes or series of Parity Stock upon which equivalent voting rights have been conferred and are exercisable have been paid in full or a sum sufficient for such payment in full is set aside for payment, holders of shares of Series B Preferred Stock will be divested of the voting rights set forth above (subject to re-vesting in the event of any subsequent Preferred Dividend Defaults) and the term of office of such Series B Preferred Stock Directors so elected will terminate and the size of the Corporation’s board of directors will be reduced accordingly. Each Series B Preferred Stock Director will be entitled to one vote on any matter.

12. Transfer Agent and Registrar. The duly appointed transfer agent (the “Transfer Agent”) and Registrar (the “Registrar”) for the Series B Preferred Stock shall be Computershare Inc. The Corporation may, in its sole discretion, remove the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

13. Currency. All shares of Series B Preferred Stock shall be denominated in U.S. currency, and all cash payments and distributions thereon or with respect thereto shall be made in U.S. currency. All references herein to “$”or “dollars” refer to U.S. currency.

14. Form.

(a) Shares of the Series B Preferred Stock shall be issued in fully registered, certificated form and may be issued in the form of one or more permanent global shares of Series B Preferred Stock registered in the name of the Depositary or its nominee (each, a “Global Preferred Share”). Series B Preferred Stock represented by the Global Preferred Shares will be exchangeable for other certificates evidencing shares of Series B Preferred Stock only if the Depositary (x) has notified the Corporation that it is unwilling or unable to continue as depository for the Global Preferred Shares or (y) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by the Corporation within 90 days after such notice or cessation. In any such case, such new certificates evidencing shares of Series B Preferred Stock shall be registered in the name or names of the Person or Person specified by the Depositary in a written instrument to the Registrar. Except as provided above, owners of beneficial interest in a Global Preferred Share will not be entitled to receive certificates evidencing shares of Series B Preferred Stock. Unless and until a Global Preferred Share is exchanged for other certificates evidencing shares of Series B Preferred Stock, such Global Preferred Share may be transferred, in whole but not in part, and any payments on the Series B Preferred Stock shall be made, only to the Depositary or a nominee of the Depositary, or to a successor Depositary selected or approved by the Corporation or to a nominee of such successor Depositary.

(b) The Global Preferred Shares may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation). The Global Preferred Shares shall be deposited with the Registrar, at its New York office, as custodian for the Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Corporation and countersigned and registered by the Registrar as hereinafter provided. The aggregate number of shares represented by the Global Preferred Shares, or any one Global Preferred Share, may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided. At such time as all interests in a Global Preferred Share have been canceled, redeemed, repurchased or transferred, such Global Preferred Share shall be, upon receipt thereof, canceled by the Corporation in accordance with standing procedures and existing instructions between the Depositary and the Corporation.

This Section 14 shall apply only to a Global Preferred Share deposited with or on behalf of the Depositary. To issue any Global Preferred Shares, the Corporation shall execute and the Registrar shall, in accordance with this Section 14, countersign and deliver one or more Global Preferred Shares in accordance with the terms hereof that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Statement with Respect to Shares, with respect to any Global Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary, or under such Global Preferred Share, and the Depositary may be treated by the Corporation, the Registrar, the Paying Agent and any agent of any of the foregoing as the absolute owner of such Global Preferred Share for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the registered holder of the Series B Preferred Stock or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share.

An Officer shall sign the certificates evidencing the Series B Preferred Stock for the Corporation, in accordance with the Corporation’s by-laws and applicable law, by manual, electronic or facsimile signature. If an Officer whose signature is on a share certificate no longer holds that office at the time the Transfer Agent authenticates the certificate, such certificate shall be valid nevertheless. A certificate evidencing shares of Series B Preferred Stock shall not be valid until an authorized signatory of the Transfer Agent manually or electronically countersigns such certificate. The signature shall be conclusive evidence that such certificate has been authenticated under this Statement with Respect to Shares. Each share certificate shall be dated the date of its authentication.

15. Reissuance and Retirement. Shares of Series B Preferred Stock that have been repurchased or redeemed in accordance herewith shall be retired and shall not be reissued as shares of Series B Preferred Stock hereunder, but the number of shares so retired shall revert to the status of authorized but unissued shares of Preferred Stock of the Corporation.

16. Paying Agent.

(a) The Corporation shall maintain in the Borough of Manhattan, City of New York, State of New York an office or agency where Series B Preferred Stock may be presented for payment (the “Paying Agent”). U.S. Bank National Association shall act as Paying Agent, unless another Paying Agent is appointed by the Corporation. The Corporation may appoint the Registrar and the Paying Agent and may appoint one or more additional paying agents in such other locations as it shall determine. The term “Paying Agent” includes any additional paying agent. The Corporation may change any Paying Agent without prior notice to any holder, but with prior written notice to the Paying Agent thereof. The Corporation shall notify the Registrar of the name and address of any Paying Agent appointed by the Corporation. If the Corporation fails to appoint or maintain another entity as Paying Agent, the Registrar shall act as such. The Corporation or any of its Affiliates may act as Paying Agent or Registrar. Initially, U.S. Bank National Association shall be the Paying Agent.

(b) Cash payments due on the Series B Preferred Stock in the form of physical certificates shall be payable at the office or agency of the Corporation maintained for such purpose in The City of New York and at any other office or agency maintained by the Corporation for such purpose. Cash payments in respect of Series B Preferred Stock in the form of physical certificates shall be payable by United States dollar check drawn on, or wire transfer (provided that appropriate wire instructions have been received by the Registrar at least 15 days prior to the applicable date of payment) to a U.S. dollar account maintained by the holder with, a bank located in New York City; provided that at the option of the Corporation, payment of dividends on Series B Preferred Stock in the form of physical certificates may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Series B Preferred Stock register. Cash payments due in respect of the Global Preferred Shares shall be payable by wire transfer of immediately available funds in accordance with the procedures of the Depositary.

17. Headings. The headings of the subsections of this Statement with Respect to Shares are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

18. Rights of Holders; Registered Holders. No Person, other than the Person in whose name a certificate representing the Series B Preferred Stock is registered, shall have any rights hereunder or with respect to the Series B Preferred Stock, the Corporation, the Registrar, the Paying Agent and any agent of any of the foregoing shall be entitled to recognize the registered owner thereof as the sole owner for all purposes, and no other Person (other than the Corporation) shall have any benefit, right, claim or remedy hereunder.

19. Notices. Any notice or communication delivered or to be delivered to a holder of Series B Preferred Stock in the form of physical certificates shall be mailed to it by first class mail, postage prepaid, at its address as it appears on the Corporation’s stock register and shall be sufficiently given to it if so mailed within the time prescribed. Any notice or communication delivered or to be delivered to a holder of a Global Preferred Share shall be delivered in accordance with the applicable procedures of the Depositary and shall be deemed to have been sufficiently given in writing to it if so delivered within the time prescribed.

20. Withholding. Notwithstanding anything to the contrary, the Corporation or any agent of the Corporation shall have the right to deduct and withhold from any payment or distribution (or deemed distribution) made with respect to any share of Series B Preferred Stock such amounts as are required to be deducted or withheld with respect to the making of such payment or distribution (or delivery) under applicable tax law without liability therefor. To the extent that any amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes as having been paid (or delivered) to the applicable holder of Series B Preferred Stock. In the event the Corporation or any agent of the Corporation previously remitted any amounts to a governmental entity on account of taxes required to be deducted or withheld in respect of any payment or distribution (or deemed distribution) or delivery with respect to any share of Series B Preferred Stock with respect to an applicable holder of Series B Preferred Stock, the Corporation and any such agent shall be entitled to offset any such amounts against any amounts otherwise payable or deliverable to the applicable holder hereunder or under any other instrument or agreement.